UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): September 30, 2008

HAWAIIAN HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-31443	71-0879698
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

3375 Koapaka Street, Suite G-350, Honolulu, HI 96819

(Address of Principal Executive Offices) (Zip Code)

(808) 835-3700

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR  240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the  Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the  Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.     Unregistered Sales of Equity Securities.

Hawaiian Holdings, Inc. (the “Company”) has issued an aggregate of 3,549,998 shares of the Company’s common stock upon the exercise of outstanding warrants (the “Warrants” and the holders of such Warrants being referred to herein as the “Warrantholders”) that were originally issued to certain of the Company’s lenders in connection with the provision of additional credit in 2006.  The issuances were effective on September 30, 2008.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2008, the Company delivered notice to the Warrantholders that it had exercised its right to force the Warrantholders to exercise the Warrants at an exercise price of $5.00 per share.  The Company became entitled to force the exercise of the Warrants under the terms of the Warrants because the average closing price of the Company’s common stock was equal to or greater than $9.00 per share for a period of 30 consecutive calendar days ending September 15, 2008.  Pursuant to the terms of the Warrants, each Warrantholder was entitled to exercise its Warrants by making payment to the Company (i) in cash, (ii) by reducing the principal amount of the term loan due to such Warrantholder, if applicable, or (iii) any combination thereof.   As a result of the exercise of the Warrants, the Company received $13.0 million in cash, and $4.8 million in aggregate principal amount of tendered term loan securities due for certain of the Warrantholders.

The common stock issued upon exercise of the Warrants was issued pursuant to an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 2, 2008

HAWAIIAN HOLDINGS, INC.

By:	/s/ Peter R. Ingram
Name:	Peter R. Ingram
Title:	Executive Vice President, Chief Financial Officer and Treasurer